Exhibit 5.1

[Letterhead of Dinur & Associates, P.C.]

April 23, 2003

The Board of Directors
Horizon Bancorporation, Inc.
900 53rd Avenue East
Bradenton, FL 34203

Ladies and Gentlemen:

This letter is in reference to the Registration Statement on Form SB-2, file number 333-104616 (the "Registration Statement"), filed by Horizon Bancorporation, Inc. (the "Company") with the Securities and Exchange Commission (the "Commission") on April 17, 2003, for the registration under the Securities Act of 1933, as amended (the "Act"), of up to 344,223 units, each consisting of one share of the Company's common stock, $.01 par value per share ("Common Stock") and a warrant to purchase one share of Common Stock, which units are proposed to be offered to shareholders of the Company pursuant to a rights offering (the "Offering").

We have examined such corporate proceedings, records and documents as we considered necessary for the purposes of this opinion.

The opinion expressed herein is limited in all respects to the application of the law of the State of Florida.

Based on the foregoing, and subject to the limitations and qualifications set forth herein, it is our opinion that the shares of Common Stock, when issued against payment therefor pursuant to the Offering or through the exercise of the aforementioned warrants, will be validly issued, fully paid and non-assessable under the laws of the State of Florida.

Our opinion is expressed as of the date that the units are issued pursuant to the Offering against payment therefor, and we do not assume any obligation to update or supplement our opinion to reflect any fact or circumstance subsequently arising or any change in law subsequently occurring after such date. We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to the reference to us under the caption "Legal Matters" in the Prospectus forming a part of the Registration Statement.

Respectfully submitted,

/S/ Daniel D. Dinur

Dinur & Associates, P.C.